FOR IMMEDIATE RELEASE

Contact:

Elwood F. Winn
President and Chief Executive Officer
920-208-4100
ewinn@shopthepig.com

FRESH BRANDS REPORTS THIRD QUARTER RESULTS

SHEBOYGAN, WI, November 4, 2003....Fresh Brands, Inc. (Nasdaq: FRSH) today reported sales and earnings for its third quarter ended October 4, 2003.

Net sales for the third quarter of 2003 were a record $152.6 million, a 7.6% increase over last year’s third quarter sales of $141.9 million. Net earnings for the third quarter of 2003 were $1.02 million, a decrease of 29.4% from earnings of $1.44 million for the same period in 2002. Diluted earnings per share for the third quarter of 2003 were $0.20, a decrease of 28.6% compared to diluted earnings per share of $0.28 for the third quarter of 2002.

Retail sales for the third quarter of 2003 increased 10.5% to $77.0 million, compared to retail sales of $69.7 million for the same period in 2002. Net wholesale sales for the third quarter of 2003 increased 4.8% to $75.6 million from $72.2 million in the third quarter of 2002.

Comparable store sales for the Piggly Wiggly franchise and corporate retail chain and Dick’s Supermarkets increased 4.3% in the third quarter.

For the first three quarters of 2003, net sales were a record $492.5 million, a 4.1% increase over sales of $472.9 million for the same period of the prior year. Net earnings for the first three quarters of 2003 were $4.59 million, a 12.9% decrease from net earnings of $5.27 million for the same period in 2002. Diluted earnings per share for the first three quarters of 2003 were $0.91, a decrease of 9.0% compared to diluted earnings per share of $1.00 for the first three quarters of 2002.

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Fresh Brands Reports Third Quarter Results

The higher third quarter sales were the result of the opening of a new replacement corporate store in Sheboygan, Wisconsin, the opening of a new Piggly Wiggly corporate store in a former Rainbow Foods Store in Racine, Wisconsin, the consolidation of the Menasha, Wisconsin, corporate Piggly Wiggly store into a former Cub Foods store, and the opening of a franchise replacement store in Juneau, Wisconsin. The third quarter sales also included $2.0 million in sales as a temporary wholesale supplier to a group of local supermarkets. This temporary arrangement has now terminated.

“Our decreased earnings for the third quarter reflect a combination of factors. These include increased promotional spending for the opening of the new stores and to drive sales in a very competitive environment, an incremental charge of $335,000 for potentially uncollectible franchise receivables and $350,000 of professional fees related to the pursuit of several acquisitions that ultimately did not occur,” said Elwood F. Winn, president and chief executive officer of Fresh Brands.

“Although our selling, general and administrative (SG&A) expenses were higher for the quarter, they were down as a percentage of sales. SG&A expenses were 16.2% of sales in the third quarter of 2003, compared to 16.7% for the same quarter last year, in spite of the additional promotional expenses and professional fees,” said Winn.

Winn said that as part of the company’s ongoing efforts to reduce operating expenses, the company has implemented a program to reduce staffing costs by approximately $1.3 million on an annualized basis. This includes the recently announced elimination of positions in the company’s office, warehouse and distribution facilities in Sheboygan and additional staffing reductions through attrition and retirements.

“Based on the results for the third quarter, we will not achieve the previously disclosed earnings estimate for 2003 of slightly below $1.54 to $1.60 per share. Due to uncertainties related to the current economic and competitive environment, continuing pressure on earnings due to increased charges for potentially uncollectible franchise receivables, costs associated with the implementation of the Sarbanes-Oxley Act and an anticipated fourth quarter charge related to the closing of a corporate store in Watertown, Wisconsin, in December, we are not providing additional earnings guidance at this time,” said Winn.

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Fresh Brands Reports Third Quarter Results

“Additionally, due to the difficult economic climate, intense competition in our markets and the length of time since our last successful acquisition in June of 2001, we will not meet our goal of increasing sales by 15% in 2003. As a result of these factors and our recent financial results, we are intensifying our efforts to improve the results of our current operations. Furthermore, in light of our slower than expected growth, we are evaluating the scope and implementation timetable for the remaining phases of our major systems project,” said Winn.

Winn also said the company continues to evaluate its various competitively challenged corporate and franchised supermarket locations. Further assessments of these stores and their ongoing prospects will be made in the fourth quarter. If any of these stores are closed, converted or consolidated, the company will incur significant repositioning charges. Any decisions regarding the closure, conversion or consolidation of stores would be made with the intention of improving the company’s future earnings, although these actions would also have the effect of reducing future revenues.

Winn noted that beyond the ongoing competition from stores with more traditional formats, the industry is experiencing increased competition from new “dollar” value stores. “We have responded to this new competition with our own ‘dollar’ value promotions. Moreover, we have significantly expanded our Valu Time and Everything is $1.00 lines to meet this competition head-on,” said Winn.

Winn said the company successfully opened its new corporate replacement store in Sheboygan, Wisconsin, during the quarter. This location features the company’s first Pig Stop® combination convenience store and fueling station. “The new store has been well received by customers and the Pig Stop gas station has exceeded our expectations,” remarked Winn.

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Fresh Brands Reports Third Quarter Results

During the quarter, the company completed the expansion and remodeling of franchise stores in Mosinee and Cross Plains, Wisconsin. The company also broke ground for a new and expanded bakery and delicatessen production facility in Platteville, Wisconsin.

According to Winn, an expanded franchise store in Mayville, Wisconsin and a new franchise replacement store in Union Grove, Wisconsin are scheduled to open in mid-November and construction continues on a new Dick’s Supermarkets corporate store and fuel station/convenience store in Maquoketa, Iowa.

During the third quarter of 2003, the company repurchased 29,225 shares of its common stock at an aggregate price of $402,901, primarily to provide liquidity to shareholders in its retirement savings plan. At the end of the quarter, approximately $2.2 million remained available from the company’s current Board-authorized $30 million share repurchase plan.

As a follow-up to this release, Fresh Brands management will host a conference call at 2:00 p.m. Eastern/1:00 p.m. Central time today to discuss the third quarter results. Interested parties are invited to call 1-888-455-3618 (passcode is EWINN, call leader is Elwood Winn). A replay of this conference call will be available through November 11, 2003, by dialing 1-888-402-8735.

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets currently operate under the Piggly Wiggly® and Dick’s® Supermarkets brands. Fresh Brands currently has 73 franchised supermarkets and 29 corporate-owned stores, all served by two distribution centers and a centralized bakery/deli production facility. Stores are located throughout Wisconsin and northern Illinois. For more information, please visit the company’s corporate Web site: www.fresh-brands.com or its consumer sites: www.shopthepig.com and www.dickssupermarkets.com.

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Fresh Brands Reports Third Quarter Results

SPECIAL NOTE REGARDING FORWARDLOOKING STATEMENTS
Certain matters discussed in this press release are “forwardlooking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forwardlooking statements can generally be identified as such because the context of the statement will include words such as we believe, anticipate, expect or words of similar import. Similarly, statements that describe our future plans, objectives, strategies or goals are also forwardlooking statements. Specifically, forward-looking statements include our statements about our: (a) expected annual savings from our efforts to reduce staffing costs; (b) expected annual sales and earnings per share in 2003; (c) review of our competitively challenged supermarkets and the impact that such review could have on our future earnings and sales; (d) evaluation of our systems project; and (e) plans to remodel existing supermarkets and open additional supermarkets. Such forward-looking statements are subject to certain risks and uncertainties that may materially adversely affect the anticipated results including, but not limited, to the following: (1) the cost and results of our new business information technology systems replacement project, including any financial statement and/or operational impact of any decision not to implement certain phases thereof; (2) the presence of intense competitive market activity in our market areas, including competition from warehouse club stores and deep discount supercenters; (3) our ability to identify and develop new market locations and/or acquisition candidates for expansion purposes; (4) our continuing ability to obtain reasonable vendor marketing funds for promotional purposes; (5) our ability to continue to recruit, train and retain quality franchise and corporate retail store operators; (6) the potential recognition of significant repositioning charges resulting from potential closures, conversions and consolidations of retail stores due principally to the competitive nature of the industry and to the quality of our retail store operators; (7) the potential recognition of additional reserves and/or write-offs relating to accounts receivable from our franchise operators; (8) vacancy in our chief financial officer position; (9) ability to obtain a new or amended credit facility to replace our current credit facility that expires in April 2004; (10) costs to implement the Sarbanes-Oxley Act of 2002; and (11) increasing debt, capitalized lease and guarantee amounts. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forwardlooking statements and are cautioned not to place undue reliance on such forwardlooking statements. The forwardlooking statements made herein are only made as of the date of this release and we undertake no obligation to publicly update such forwardlooking statements to reflect subsequent events or circumstances.

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Fresh Brands Reports Third Quarter Results

Fresh Brands, Inc.Consolidated
Statement of Earnings

(unaudited)

	For the 12-weeks ended		For the 40-weeks ended
	October 4, 2003	October 5, 2002	October 4, 2003	October 5, 2002
Net sales	$152,614,000	$141,860,000	$492,456,000	$472,920,000

Costs and expenses:
Cost of products sold	123,204,000	113,560,000	395,026,000	379,060,000
Selling and administrative expenses	24,663,000	23,702,000	81,277,000	78,063,000
Depreciation and amortization	2,372,000	1,829,000	6,884,000	5,885,000
Interest expense (net)	704,000	425,000	1,738,000	1,323,000

Total costs and expenses	150,943,000	139,516,000	484,925,000	464,331,000

Earnings before income taxes	1,671,000	2,344,000	7,531,000	8,589,000
Income taxes	652,000	901,000	2,937,000	3,323,000

Net earnings	$1,019,000	$1,443,000	$4,594,000	$5,266,000

Earnings per share - basic	$0.20	$0.28	$0.91	$1.02
Earnings per share - diluted	$0.20	$0.28	$0.91	$1.00

Weighted average shares outstanding:
Basic	5,026,000	5,143,000	5,041,000	5,161,000
Diluted	5,058,000	5,207,000	5,074,000	5,249,000

Cash dividends per share of common stock	$0.09	$0.09	$0.27	$0.27